Exhibit 4.19

EXECUTION VERSION

NEW ASAT (FINANCE) LIMITED

as Issuer,

ASAT HOLDINGS LIMITED

and certain of its Subsidiaries referred to in the Indenture as Guarantors

and

THE BANK OF NEW YORK

as Trustee

SECOND SUPPLEMENTAL INDENTURE

Dated as of August 27, 2007

Supplementing that certain Indenture, dated as of January 26, 2004,

among the Issuer, the Guarantors and the Trustee

$150,000,000

9.25% Senior Notes due 2011

SECOND SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”), dated as of August 27, 2007 by and among New ASAT (Finance) Limited, an exempted company with limited liability under the Companies Law (2003 Revision) of the Cayman Islands (the “Company”), the Guarantors (as defined in the Indenture, which is, in turn, defined below) and The Bank of New York, as trustee (the “Trustee”).

WITNESSETH:

WHEREAS, the Company, the Guarantors and the Trustee are parties to an Indenture, dated as of January 26, 2004 (the “Indenture”), as modified by that certain First Supplemental Indenture, dated as of May 20, 2005, by and among the Company, ASAT (Cayman) Limited and the Trustee;

WHEREAS, the Indenture provides for the issuance of the Company’s 9.25% Senior Notes due 2011 (the “Notes”);

WHEREAS, Section 9.2 of the Indenture provides that the Company, and as applicable, any Guarantor, when authorized by Board Resolutions, and the Trustee may amend or supplement the Indenture with the written consent of the Holders of at least a majority in aggregate principal amount of the Notes then outstanding, subject to certain exceptions not relevant to this Supplemental Indenture;

WHEREAS, the Company has solicited written consents of the Holders of the Notes as of the close of business on July 25, 2007 (the “Record Date”) to the substance of the amendments to the Indenture set forth herein and to the execution of this Supplemental Indenture;

WHEREAS, the Company has obtained such written consents from the Holders of a majority in aggregate principal amount of the Notes outstanding as of the Record Date and, accordingly, this Supplemental Indenture and the amendments set forth herein are authorized pursuant to Section 9.2 of the Indenture;

WHEREAS, the Company has certified to the Trustee that the amendments set forth herein have been authorized by the Company and that the consent of the Holders of a majority in aggregate principal amount of the outstanding Notes has been obtained; and

WHEREAS, each of the Company, the Guarantors and the Trustee is duly authorized to execute and deliver this Supplemental Indenture, and all other acts necessary to make this Supplemental Indenture a valid and binding supplement to the Indenture effectively amending the Indenture as set forth herein have been duly taken;

NOW THEREFORE, in consideration of the above premises contained herein and in the Indenture, each party hereto agrees as follows for the benefit of each other and for the equal and ratable benefits of the Holders of the Notes:

Section 1. Definitions and Rules of Construction. Term defined in the Indenture and used without other definition herein shall have the respective meanings assigned to such terms in the Indenture. Unless otherwise expressly set forth herein, the rules of construction set forth in the Indenture shall likewise govern this Supplemental Indenture.

Section 2. Amendment to Section 1.1 of the Indenture. Section 1.1 of the Indenture is hereby amended as follows:

(1) The definition of “Credit Agreement” is amended by replacing the phrase “banks or other institutional lenders” in the second line thereof with the following: “banks, insurance companies, investment funds, hedge funds, other institutional lenders, companies, individuals or any other lenders”.

(2) The definition of “Permitted Indebtedness” is amended by replacing the phrase “Section 4.11(3)(a) or (b)” in the fourth line of Clause (b) thereof with the following: “Section 4.11(3)(a), or (b) or (c)”.

Section 3. Amendment to Section 4.8 of the Indenture. Section 4.8 of the Indenture is hereby amended as follows:

(1) The phrase “five days” in the third line thereof is replaced with the following: “30 days”.

(2) The following language is added to the end of Section 4.8: “Notwithstanding the foregoing, ASAT Holdings shall have until October 30, 2007 to file with the SEC its annual financial statements with respect to the year ended April 30, 2007 in an annual report on Form 20-F.”

Section 4. Amendment to Section 4.11(3) of the Indenture. Clause (c) of Section 4.11(3) of the Indenture is hereby amended by replacing the phrase “the Company or any Guarantor” in the first line thereof with the following: “the Company, any Guarantor or ASAT Semiconductor (Dongguan) Limited”.

Section 5. Amendment to Section 4.11(11) of the Indenture. Section 4.11(11) is hereby amended so that it is renumbered as Section 4.11(12), and in its place, the following text is hereby inserted as a new Section 4.11(11): “At no time on or after August 23, 2007 shall the aggregate amount of additional outstanding Indebtedness (including Disqualified Capital Stock and Refinancing Indebtedness) incurred by ASAT Semiconductor (Dongguan) Limited exceed $20 million (or the equivalent thereof, at the time of incurrence, in applicable foreign currency), exclusive of any Indebtedness of ASAT Semiconductor (Dongguan) Limited in existence on the date of this Supplemental Indenture and any Refinancing Indebtedness related thereto.”

Section 6. Amendment to Section 11.1 of the Indenture. Section 11.1 of the Indenture is hereby amended by (i) deleting Clause (9) in its entirety; and (ii) renumbering Clause (10) as Clause (9).

Section 7. Trustee’s Disclaimer. The recitals in this Supplemental Indenture shall be taken as statements solely of the Company, and the Trustee assumes no responsibility for their correctness. The Trustee shall not be responsible for and makes no representation as to the validity or adequacy of this Supplemental Indenture.

Section 8. Certain Duties and Responsibilities of the Trustee. In entering into this Supplemental Indenture, the Trustee shall be entitled to the benefit of every provision of the Indenture relating to the conduct or affecting the liability of or affording protection to the Trustee, whether or not elsewhere herein so provided.

Section 9. Continuing Effect; No Other Amendments. Except as expressly modified hereby, each term and provision of the Indenture is hereby ratified and confirmed and shall continue in full force and effect. From and after the date of this Supplemental Indenture, all references to the Indenture in the Indenture and the Notes shall be deemed to be references to the Indenture as amended by this Supplemental Indenture.

Section 10. Governing Law. This Supplemental Indenture shall be construed, interpreted and the rights of the parties thereto determined in accordance with the Laws of the State of New York, without regard to principles of conflicts of laws except Sections 5-1401 and 5-1402 of the New York General Obligations Law and New York Civil Practice Laws and Rules 327(B).

Section 11. Waiver of Jury Trial. Each of the Company, the Guarantors and the Trustee hereby irrevocably waives, to the fullest extent permitted by applicable law, any and all right to trial by jury in any legal proceeding arising out of or relating to this Supplemental Indenture or the transactions contemplated hereby.

Section 12. Consent to Service and Jurisdiction; Appointment of Agent; Waiver of Sovereign Immunity; etc.

(1) Each of the Company, the Guarantors and the Trustee agrees that any legal suit, action or proceeding arising out of or relating to this Supplemental Indenture may be instituted in any federal or state court in the Borough of Manhattan, The City of New York, waives any objection which it may now or hereafter have to the laying of the venue of any such legal suit, action or proceeding, waives any immunity from jurisdiction or to service of process in respect of any such suit, action or proceeding, and irrevocably submits to the jurisdiction of any such court in any such suit, action or proceeding.

(2) Each of the Company, the Trustee and the Guarantors further submits to the jurisdiction of the courts of its own corporate domicile in any legal suit, action or proceeding arising out of or relating to this Supplemental Indenture.

(3) Each of the Company and the Guarantors irrevocably waives, to the fullest extent it may effectively do so under applicable law, trial by jury and any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding brought in any such court and any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.

(4) Each of the Company and the Guarantors hereby designates and appoints CT Corporation System Inc., 111 8th Avenue, 13th Floor, New York, New York 10011 as its authorized agent upon which process may be served in any legal suit, action or proceeding arising out of or relating to this Supplemental Indenture which may be instituted in any federal or state court in the Borough of Manhattan, The City of New York, New York, and further:

(a) agrees that service of process upon such agent, and written notice of said service to the Company or a Guarantor by the Person serving the same, shall be deemed in every respect effective service of process upon the Company (if such notices is given to the Company) or upon such Guarantor (if such notice is given to a Guarantor) in any such suit, action or proceeding, and irrevocably consents, to the fullest extent it may effectively do so under applicable law, to the service of process of any of the aforementioned courts in any such suit, action or proceeding by the mailing of copies thereof by registered or certified mail, postage prepaid, to the above-mentioned authorized agent or successor authorized agent, as the case may be, such service to become effective 30 days after such mailing,

(b) agrees that a final action in any such suit or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other lawful manner,

(c) designates its domicile, the domicile of CT Corporation System Inc. specified above and any domicile CT Corporation System Inc. may have in the future as its domicile to receive any notice hereunder (including service of process),

(d) agrees to take any and all action, including the execution and filing of all such instruments and documents, as may be necessary to continue such designation and appointment in full force and effect for so long as the Securities remain outstanding, or until the designation and irrevocable appointment of a successor authorized agent and such successor’s acceptance of such appointment, but in no event shall the appointment continue beyond the date on which all amounts in respect of the interest and principal and premium, if any, on the Securities and any other amounts payable hereunder have become due and have been paid in full to the Trustee,

(e) agrees that if for any reason CT Corporation System Inc. (or any successor agent for this purpose) shall cease to act as agent for service of process as provided above, each of the Company and the Guarantors will promptly appoint a successor agent for this purpose reasonably acceptable to the Trustee and

(f) agrees that nothing herein shall affect the right of the Trustee or any Holder to service process in any other manner permitted by law or to commence legal proceedings or otherwise proceed against any of the Company or the Guarantors in any jurisdiction.

(5) If any of the Company and the Guarantors has or may hereafter acquire sovereign immunity or any other immunity from jurisdiction or legal process or from attachment in aid of execution or from execution with respect to itself or its property, it hereby irrevocably waives to the fullest extent permitted under applicable law such immunity in respect of its obligations hereunder in any action that may be instituted in any state court in the Borough of Manhattan, in The City of New York, the United States of America, or in the United States District Court for the Southern District of New York, or in any competent court in The People’s Republic of China. This waiver is intended to be effective upon the execution hereof without any further act by any of the parties hereto, before any such court, and the introduction of a true copy of this Supplemental Indenture into evidence in any such court shall, to the fullest extent permitted by applicable law, be conclusive and final evidence of such waiver.

Section 13. Successors. All agreements of the Company and the Guarantors in this Supplemental Indenture shall bind their respective successor. All agreements of the Trustee in this Supplemental Indenture shall bind its successor.

Section 14. Duplicate Originals. All parties may sign any number of copies or counterparts of this Supplemental Indenture. Each signed copy or counterpart shall bean original, but all of them together shall represent the same agreement.

Section 15. Severability. In case any one or more of the provisions in this Supplemental Indenture shall be held invalid, illegal or unenforceable, in any respect for any reason, the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions shall not in any way be affected or impaired thereby, it being intended that all of the provisions hereof shall be enforceable to the full extent permitted by law.

Section 16. Section Headings. The section headings of this Supplemental Indenture have been inserted for convenience of reference only, are not to be considered a part hereof and shall in no way modify or restrict any of the terms or provisions hereof.

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SIGNATURES

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the date first written above.

NEW ASAT (FINANCE) LIMITED

By:
Name:
Title:

Attest:
Name:
Title:

ASAT HOLDINGS LIMITED

By:
Name:
Title:

Attest:
Name:
Title:

ASAT LIMITED

The COMMON SEAL of	)
ASAT LIMITED	)	By:
was hereunto affixed	)	Name:
in the presence of:	)	Title:

[SIGNATURES CONTINUE ON THE NEXT PAGE]

ASAT, INC.

By:
Name:
Title:

Attest:
Name:
Title:

ASAT (CAYMAN) LIMITED

By:
Name:
Title:

Attest:
Name:
Title:

TIMERSON LIMITED

The COMMON SEAL of	)
TIMERSON LIMITED	)	By:
was hereunto affixed	)	Name:
in the presence of:	)	Title:

The BANK OF NEW YORK, As Trustee

By:
Name:
Title:

Attest:
Name:
Title: